FOR IMMEDIATE RELEASE

Lincoln Financial Group reports SECOND Quarter 2023 Results

____________________________________

❖	Net income available to common stockholders of $2.94 per diluted share
❖	Adjusted operating income available to common stockholders of $2.02 per diluted share
❖	Shifting to a more capital-efficient business mix and executing against our strategic objectives
❖	High-quality and diversified investment portfolio positions us well for the future

Radnor, PA, August 2, 2023 –  Lincoln Financial Group (NYSE: LNC) today reported net income available to common stockholders for the second quarter of 2023 of $502 million, or $2.94 per diluted share, compared to net income available to common stockholders in the second quarter of 2022 of $833 million, or $4.83 per diluted share. Second quarter adjusted income from operations available to common stockholders was $343 million, or $2.02 per diluted share, compared to adjusted income from operations available to common stockholders of $367 million, or $2.13 per diluted share, in the second quarter of 2022.

“Our second quarter results reflect the solid progress we are making on our enterprise strategic objectives to improve ongoing free cash flow, reduce capital sensitivity to market volatility and further diversify our business mix,” said Ellen Cooper, Chairman, President and CEO of Lincoln Financial Group. “With a differentiated business model, powerful distribution capabilities, and an investment portfolio of the highest quality it has been in more than a decade, we remain well positioned to drive profitable growth. I am confident that our leadership team will continue to successfully implement our strategy and enhance value for our shareholders.”

	As of or For the		As of or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2023	2022 (2)	2023	2022 (2)
Net Income (Loss)	$511	$840	$(370)	$2,321
Net Income (Loss) Available to Common Stockholders	502	833	(408)	2,314
Net Income (Loss) per Diluted Share Available to Common Stockholders (1)	2.94	4.83	(2.41)	13.25
Revenues	2,929	5,577	6,743	10,297
Adjusted Income (Loss) from Operations	354	374	642	647
Adjusted Income (Loss) from Operations Available to Common Stockholders	343	367	604	640
Adjusted Income (Loss) from Operations per Diluted Share Available to
Common Stockholders	2.02	2.13	3.54	3.67
Average Basic Shares	169.6	171.1	169.5	172.6
Average Diluted Shares	169.9	172.7	170.5	174.6
Net Income (Loss) Return on Equity ("ROE")	32.6%	28.5%	-12.1%	32.1%
Adjusted Income (Loss) from Operations Available to Common Stockholders,
Excluding AOCI and Preferred Stock ROE	14.1%	13.0%	12.3%	11.8%
Adjusted Income (Loss) from Operations ROE	12.4%	10.8%	12.2%	9.6%
Book Value per Share (BVPS), Including AOCI	$28.49	$54.81	$28.49	$54.81
Book Value per Share, Excluding AOCI	58.58	68.21	58.58	68.21
Adjusted Book Value per Share	64.37	82.78	64.37	82.78

(1) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.
(2) Prior year numbers have been adjusted to reflect LDTI accounting.

There were no notable items within adjusted income from operations available to common stockholders per share for the current quarter or the prior-year quarter. Adjusted income from operations available to common stockholders per share for the prior-year period included:

•	Alternative investment income $(0.13) below targeted levels, and
•	Prepayment income of $0.13.

Second Quarter 2023 – Segment Results

Annuities

Annuities reported income from operations of $271 million, down 8% compared to the prior-year quarter. The decrease was primarily due to higher expenses and lower prepayment income.

Total annuity deposits of $2.6 billion were down 5% from the prior-year quarter as sales growth in fixed annuities was more than offset by a decline in sales of variable annuities. Net outflows were $1.1 billion in the quarter compared to net outflows of $285 million in the prior-year quarter.

Average account balances, net of reinsurance, for the quarter of $148 billion were down 1% from the prior-year quarter, while end-of-period account balances, net of reinsurance, increased 7%. Variable annuities with living benefits represented 45% of total annuity account balances net of reinsurance, a decrease of three percentage points compared to the prior-year quarter.

Life Insurance

Life Insurance reported income from operations of $33 million compared to $63 million in the prior-year quarter. The decrease was primarily driven by the run-rate impact from the company’s third quarter 2022 annual review of DAC and reserve assumptions and higher expenses, partially offset by higher alternative investment income.

Total Life sales of $123 million were down 36% from the prior-year quarter, driven in part by a decline in Executive Benefits which are primarily large deals that can be highly variable quarter to quarter. In addition, Term products and Variable Universal Life sales were lower and Indexed Universal Life were higher given the shift to a more capital-efficient product mix.

Average Life Insurance in-force of $1.1 trillion increased 7% over the prior-year quarter. For the quarter, average account balances, net of reinsurance, were $50 billion, up 1% compared to the prior-year quarter.

Group Protection

Group Protection reported income from operations of $109 million in the quarter compared to income from operations of $49 million in the prior-year quarter. The increase was primarily driven by improved disability and life underwriting results.

The total loss ratio was 71% in the current quarter compared to 79% in the prior-year quarter with the decrease driven by better disability incidence and resolutions and lower mortality in life. The operating margin expanded 450 basis points from the prior-year quarter to 8.6%.

Insurance premiums of $1.3 billion in the quarter were up 6% compared to the prior-year quarter. Group Protection sales for the quarter were $96 million, down 24% compared to the prior-year quarter. Year-to-date Group Protection sales were down 3% compared to the prior-year period. Supplemental Health products grew 52% and represented 20% of total Group Protection sales, compared to 10% in the prior-year quarter.

Retirement Plan Services

Retirement Plan Services reported income from operations of $47 million, down 15% compared to the prior-year quarter. The decrease was primarily driven by higher expenses and lower prepayment income, partly offset by the earnings impact related to positive net flows and higher base spreads.

Total deposits for the quarter of $2.9 billion were down 9% compared to the prior-year quarter, which included a large stable value sale that accounted for about $700 million of the prior-period total deposits. Net flows totaled $201 million for the quarter, contributing to trailing-twelve months’ net flows of $1.6 billion.

Average account balances for the quarter of $94 billion were up 4% from the prior-year quarter primarily driven by favorable equity markets.

Other Operations

Other Operations reported a loss from operations of $106 million versus a loss of $87 million in the prior-year quarter.

Second Quarter Highlights - Realized Gains and Losses / Impacts to Net Income

Realized gains/losses and other impacts to net income (after-tax) in the quarter were primarily driven by:

•	A $1.6 billion gain associated with MRB-related impacts driven by favorable equity markets and the rise in interest rates.
•

A $708 million loss associated with changes in the fair value of guaranteed living benefits and guaranteed death benefits hedge instruments, net of hedge allowance, primarily a result of the increase in the equity markets and interest rates.

•

A $493 million impairment of fixed maturity available-for-sale (“AFS”) securities in an unrealized loss position, resulting from the company’s intent to sell these securities as part of the previously announced Fortitude Re reinsurance transaction. Within the investment portfolio anticipated to be sold in the transaction, there are additional fixed maturity AFS securities in an unrealized gain position of approximately $374 million as of June 30, 2023. Pursuant to the applicable accounting guidance, the company impaired the securities in a loss position down to fair market value upon entry into the agreement in the second quarter and will recognize a gain for any securities in an unrealized gain position at the time when the transaction closes.

•	$38 million of net realized credit losses.

Unrealized Gains and Losses

The company reported a net unrealized loss of $10.4 billion, pre-tax, on its available-for-sale securities on June 30, 2023. This compares to a net unrealized loss of $6.3 billion, pre-tax, on June 30, 2022, with the year-over-year decrease primarily driven by higher treasury rates.

Book Value

Versus the prior-year period, as of June 30, 2023, book value per share, including AOCI, decreased 48% to $28.49, book value per share, excluding AOCI, decreased 14% to $58.58 and adjusted book value per share decreased 22% to $64.37.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, adjusted income (loss) from operations available to common stockholders, excluding AOCI and preferred stock ROE, adjusted income from operations ROE, book value per share, excluding AOCI, and adjusted book value per share to net income (loss), net income (loss) available to common stockholders, net income (loss) ROE and book value per share, including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s second quarter 2023 statistical supplement available on its website http://www.lincolnfinancial.com/investor.

Conference Call Information

Lincoln Financial Group will discuss the company’s second quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, August 3, 2023.

The conference call will be broadcast live through the company website at www.lincolnfinancial.com/webcast. Please log on to the webcast at least 15 minutes prior to the start of the conference call to download and install any necessary streaming media software. A replay of the call will be available by 1:00 p.m. Eastern Time on August 3, 2023 at www.lincolnfinancial.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help people take charge of their financial lives with confidence and optimism. As of December 31, 2022, approximately 16 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, and guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $299.2 billion in end-of-period account balances, net of reinsurance as of June 30, 2023. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and ranks among Newsweek’s Most Responsible Companies. Dedicated to diversity, equity and inclusion, we are included on transparency benchmarking tools such as the Corporate Equality Index, the Disability Equality Index and the Bloomberg Gender-Equality Index. Committed to providing our employees with flexible work arrangements, we were named to FlexJobs’ list of the Top 100 Companies to Watch for Remote Jobs in 2022. With a long and rich legacy of acting ethically, telling the truth and speaking up for what is right, Lincoln was recognized as one of Ethisphere’s 2022 World’s Most Ethical Companies®. We create opportunities for early career talent through our intern development program, which ranks among WayUp and Yello’s annual list of Top 100 Internship Programs. Learn more at: www.LincolnFinancial.com.  Follow us on Facebook,  Twitter,  LinkedIn, and Instagram.  Sign up for email alerts at http://newsroom.lfg.com.

Explanatory Notes on Use of Non-GAAP Measures

Management believes that adjusted income from operations (or adjusted operating income), adjusted income from operations available to common stockholders, adjusted income from operations available to common stockholders, excluding AOCI and preferred stock ROE, adjusted income from operations ROE, adjusted operating revenues, and adjusted income from operations per diluted share available to common stockholders better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value, excluding accumulated other comprehensive income (“AOCI”), and adjusted book value per share enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in interest rates. Adjusted book value per share is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: www.lfg.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, adjusted operating revenues, adjusted income (loss) from operations available to common stockholders, excluding AOCI and preferred stock ROE and adjusted income (loss) from operations ROE (in each case including and excluding the effect of average goodwill), book value per share, excluding AOCI, and adjusted book value per share are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, adjusted operating revenues, adjusted income (loss) from operations available to common stockholders, excluding AOCI and preferred stock ROE, adjusted income (loss) from operations ROE, book value per share, excluding AOCI, and adjusted book value per share, as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), net income (loss) available to common stockholders, revenues, net income (loss) ROE and book value per share, including AOCI, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:

•	Changes in market risk benefits (“MRBs”), including gains and losses and benefit payments (“MRB-related impacts”);
•	Investment and reinsurance-related realized gain (loss):
o	Changes in the carrying value of mortgage loans on real estate attributable to current expected credit losses (“CECL”) (“changes in CECL reserve for mortgage loans on real estate”);
o	Changes in the carrying value of reinsurance-related assets attributable to CECL (“changes in CECL reserve for reinsurance-related assets”);
o	Changes in the carrying value of fixed maturity AFS securities attributable to the estimation of credit losses (“changes in the credit loss allowance for fixed maturity AFS securities”); and
o

Changes in the fair value of investments, including trading securities, equity securities, certain derivatives, and mortgage loans on real estate electing the fair value option, and of embedded derivatives within certain reinsurance arrangements, as well as sales or disposals of investments (“changes in investments and reinsurance-related embedded derivatives”);

•

Changes in the fair value of the derivative instruments we hold to hedge GLB and GDB riders, net of fee income allocated to support the cost of hedging them (“changes in fair value of GLB and GDB hedge instruments, net of hedge allowance”);

•

Changes in the fair value of the embedded derivative liabilities of our indexed annuity and indexed universal life insurance contracts and the associated index options we hold to hedge them, including collateral expense associated with hedge programs; (“indexed product net derivative results”);

•	Changes in reserves resulting from benefit ratio unlocking on variable universal life insurance products with secondary guarantees (“benefit ratio unlocking”);
•	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes;
•	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•	Transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business;
•	Gains (losses) on modification or early extinguishment of debt;
•	Losses from the impairment of intangible assets and gains (losses) on other non-financial assets; and
•	Income (loss) from discontinued operations.

Adjusted Income (Loss) from Operations Available to Common Stockholders

Adjusted income (loss) from operations available to common stockholders is defined as after-tax adjusted income (loss) from operations less preferred stock dividends and the adjustment for deferred units of LNC stock in our deferred compensation plans.

Adjusted Operating Revenues

Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Investment and reinsurance-related realized gain (loss);
•	Changes in fair value of GLB and GDB hedge instruments, net of hedge allowance;
•	Indexed product net derivative results;
•	Revenue adjustments from the initial adoption of new accounting standards; and
•	Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

Adjusted Income (Loss) From Operations Available to Common Stockholders, Excluding AOCI and Preferred Stock ROE

Adjusted income (loss) from operations available to common stockholders, excluding AOCI and preferred stock ROE measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized adjusted income (loss) from operations available to common stockholders by average stockholders’ equity, excluding AOCI and preferred stock.
•

Management believes this metric is useful to investors because it eliminates the effect of market movements on ROE that are unpredictable and can fluctuate significantly from period to period, primarily related to changes in interest rates.

•	Management evaluates ROE by both including and excluding the effect of average goodwill.

Adjusted Income (Loss) from Operations ROE

Adjusted income (loss) from operations ROE is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing annualized adjusted income (loss) from operations available to common stockholders by adjusted average stockholders’ equity.
•

Management believes this metric is useful to investors because it eliminates the effect of market movements on ROE that are unpredictable and can fluctuate significantly from period to period, primarily related to changes in equity markets and interest rates.

•	Management evaluates ROE by both including and excluding the effect of average goodwill.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI, is calculated based upon a non-GAAP financial measure.

It is calculated by dividing (a) stockholders’ equity, excluding AOCI and preferred stock by (b) common shares outstanding.
We provide book value per share, excluding AOCI, to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.

Management believes book value per share, excluding AOCI, is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

Book value per share is the most directly comparable GAAP measure.

Adjusted Book Value Per Share

Adjusted book value per share is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders’ equity, excluding AOCI, preferred stock and MRB-related impacts by (b) common shares outstanding.
•	We provide adjusted book value per share to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes adjusted book value per share is useful to investors because it eliminates the effect of market movements that are unpredictable that can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Definition of Notable Items

Notable items are items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•

We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Special Note

Sales

Sales as reported consist of the following:

•	Universal life insurance (“UL”), indexed universal life insurance (“IUL”), variable universal life insurance (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•	MoneyGuard® linked-benefit products – MoneyGuard® (UL), 15% of total expected premium deposits, and MoneyGuard Market AdvantageSM (VUL), 150% of commissionable premiums;
•

Executive Benefits – insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits;

•	Term – 100% of annualized first-year premiums;
•	Annuities and Retirement Plan Services – deposits from new and existing customers; and
•	Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Adjusted Income from Operations

	For the		For the
(in millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net Income (Loss) Available to Common
Stockholders – Diluted	$502	$833	$(408)	$2,314
Less:
Preferred stock dividends declared	(11)	-	(36)	-
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	2	(7)	(2)	(7)
Net Income (Loss)	511	840	(370)	2,321
Less:
MRB-related impacts, after-tax	1,585	(399)	1,079	665
Investment and reinsurance-related realized gain (loss), after-tax (2)	(662)	(20)	(816)	(20)
Changes in fair value of GLB and GDB hedge instruments, net of hedge allowance, after-tax	(708)	868	(1,084)	926
Indexed product net derivative results, after-tax	(53)	23	(188)	109
Benefit ratio unlocking, after-tax	2	(6)	4	(6)
Transaction and integration costs related to mergers,
acquisitions and divestitures, after-tax (3)	(7)	-	(7)	-
Total adjustments	157	466	(1,012)	1,674
Adjusted Income (Loss) from Operations	$354	$374	$642	$647

Earnings (Loss) Per Common Share – Diluted (4)
Net income (loss)	$2.94	$4.83	$(2.41)	$13.25
Adjusted income (loss) from operations	2.02	2.13	3.54	3.67

Stockholders’ Equity, Average
Stockholders' equity	$6,276	$11,793	$6,096	$14,439
Less:
Preferred stock	986	-	986	-
AOCI	(4,429)	518	(4,741)	3,584
Stockholders’ equity, excluding AOCI and preferred stock	9,719	11,275	9,851	10,855
MRB-related impacts	(366)	(2,284)	(636)	(2,450)
GLB and GDB hedge instruments gains (losses) (5)	(973)	N/A	(621)	N/A
Adjusted average stockholders' equity	$11,058	$13,559	$11,108	$13,305

Return on Equity
Net income (loss) ROE	32.6%	28.5%	-12.1%	32.1%
Adjusted income (loss) from operations available to common stockholders,
excluding AOCI and preferred stock ROE	14.1%	13.0%	12.3%	11.8%
Adjusted income (loss) from operations ROE	12.4%	10.8%	12.2%	9.6%

(1) We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2) Includes a $493 million after-tax impairment of fixed maturity AFS securities in an unrealized loss position for the three and six months ended June 30, 2023, resulting from the Company's intent to sell these securities as part of the previously announced Fortitude Re reinsurance transaction. Within the investment portfolio anticipated to be sold in the transaction, there are additional fixed maturity AFS securities in an unrealized gain position of approximately $374 million after-tax as of June 30, 2023. Pursuant to the applicable accounting guidance, the Company impaired the securities in a loss position down to fair market value upon entry into the agreement in the second quarter and will recognize a gain for any securities in an unrealized gain position at the time when the transaction closes.
(3) Includes costs pertaining to the Fortitude Re reinsurance transaction.
(4) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.
(5) For periods beginning on or after January 1, 2023, gains (losses) on our GLB and GDB hedge instruments are excluded from adjusted stockholders' equity to align to the updated hedge program.

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of June 30,
	2023	2022
Book Value Per Common Share
Book value per share	$28.49	$54.81
Less:
AOCI	(30.09)	(13.40)
Book value per share, excluding AOCI	58.58	68.21
Less:
MRB-related gains (losses)	2.51	(14.57)
GLB and GDB hedge instruments gains (losses)(1)	(8.30)	N/A
Adjusted book value per share	$64.37	$82.78

(1) For periods beginning on or after January 1, 2023, gains (losses) on our GLB and GDB hedge instruments are excluded from adjusted stockholders' equity to align to the updated hedge program.

Lincoln National Corporation

Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	June 30,
	2023	2022

Revenues	$2,929	$5,577

Net Income (Loss)	$511	$840
Preferred stock dividends declared	(11)	-
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	2	(7)
Net Income (Loss) Available to Common
Stockholders – Diluted	$502	$833

Earnings (Loss) Per Common Share – Basic	$2.95	$4.91
Earnings (Loss) Per Common Share – Diluted (2)	2.94	4.83

Average Shares – Basic	169,581,636	171,130,192
Average Shares – Diluted	170,497,507	172,706,993

	For the
	Six Months Ended
	June 30,
	2023	2022

Revenues	$6,743	$10,297

Net Income (Loss)	$(370)	$2,321
Preferred stock dividends declared	(36)	-
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(2)	(7)
Net Income (Loss) Available to Common
Stockholders – Diluted	$(408)	$2,314

Earnings (Loss) Per Common Share – Basic	$(2.40)	$13.44
Earnings (Loss) Per Common Share – Diluted (2)	(2.41)	13.25

Average Shares – Basic	169,470,359	172,633,482
Average Shares – Diluted	170,491,952	174,562,419

(1) We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted
EPS calculations, as the use of diluted shares would result in a lower loss per share.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements.  Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings.  Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•	Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•

Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees;

•	The impact of U.S. federal tax reform legislation on our business, earnings and capital;
•

The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker-dealers that could affect our distribution model;

•	The impact of new and emerging privacy regulations that may lead to increased compliance costs and reputation risk;
•	Increasing scrutiny and evolving expectations and regulations regarding ESG matters that may adversely affect our reputation and our investment portfolio;
•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;
•	Rapidly increasing interest rates causing policyholders to surrender life insurance and annuity policies, thereby causing realized investment losses;
•	The impact of the implementation of the provisions of the European Market Infrastructure Regulation relating to the regulation of derivatives transactions;
•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as:  adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefit riders, which are accounted for as market risk benefits, of our subsidiaries’ variable annuity products;

•	Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;
•

A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;

•	Changes in accounting principles that may affect our consolidated financial statements;
•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;

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Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
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The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives, including the Spark Initiative;

•	The adequacy and collectability of reinsurance that we have obtained;
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Pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims, affect our businesses and increase the cost and availability of reinsurance;

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Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk-Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.